UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2017

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 30, 2017, Thomas J. Farrell resigned from his position as a director and the President and Chief Executive Officer of Bellicum Pharmaceuticals, Inc. (the “Company”). In connection with Mr. Farrell’s resignation, effective January 30, 2017 the Board of Directors of the Company (the “Board”) appointed Richard A. Fair to serve as the Company’s President and Chief Executive Officer and, upon recommendation of the Nominating and Governance Committee of the Board, appointed Mr. Fair to the Board as a Class III director to hold office until the 2017 Annual Meeting of Stockholders.

Prior to joining the Company, since January 2014, Mr. Fair served as Senior Vice President, Therapeutic Head Oncology Global Product Strategy at Genentech, Inc., a private biotechnology company and subsidiary of Roche Holding AG. From April 2006 to January 2014, Mr. Fair held other positions at Genentech, including Vice President, Global Product Strategy Hematology & Signaling, from November 2012 through December 2013, and Vice President, Sales & Marketing, Oral Oncolytics, from May 2010 to November 2012. Prior to Genentech, Mr. Fair held positions at Johnson & Johnson, a public pharmaceutical and medical device company. Mr. Fair received his B.S. in computer science from the University of Michigan and his MBA, with a dual concentration in finance and management, from Columbia University. The Board believes that Mr. Fair’s background in the biotechnology industry and finance, and extensive management experience at a large biotechnology company, qualify him to serve on the Board.

In connection with Mr. Fair’s appointment, the Company entered into an employment agreement with Mr. Fair that governs the terms of his employment with the Company. Among other things, the employment agreement provides for (i) an annual base salary of $535,000, (ii) a one-time cash signing bonus of $300,000, (iii) at the sole discretion of the Board (or an authorized committee thereof), an annual target cash performance bonus of 50% of his annual base salary, and (iv) an option to purchase 500,000 shares of the Company’s common stock, which will vest over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months.

If Mr. Fair’s employment is terminated by the Company without cause, or if he resigns for good reason, then Mr. Fair will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination. In addition, Mr. Fair will be paid a lump sum cash amount equal to his target annual performance bonus for the year of termination, prorated based on the number of calendar days he was employed during the year. Furthermore, if Mr. Fair is terminated without cause or resigns for good reason within 30 days prior to or 12 months following a change in control, he will be entitled to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 18 months, a lump sum cash amount equal to the full target performance bonus for the year of termination, and accelerated vesting of any unvested time-based equity awards. Mr. Fair may also be entitled to receive tax gross up payments in the event any payments made in connection with a change in control are subject to the excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code. In order to receive any severance benefits under the employment agreement, Mr. Fair is required to execute a release of clams in favor of the Company and comply with certain other post-employment covenants set forth in the employment agreement.

Mr. Fair also entered into the Company’s standard form of indemnification agreement for its directors and executive officers.

There are no family relationships between Mr. Fair and any of the Company’s current or former directors or executive officers. Mr. Fair is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

On January 31, 2017, the Company issued a press release announcing Mr. Fair’s appointment. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: January 31, 2017	By:	/s/ Ken Moseley
Ken Moseley Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated January 31, 2017.